SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 29, 2003

Archon Corporation

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

1-9481	88-0304348
(Commission File Number)	(IRS Employer Identification No.)

3993 Howard Hughes Parkway, Suite 630, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 732-9120

Not Applicable

(Former name or former address, if changed since last report)

ITEM 2.	ACQUISITION OR DISPOSITION OF ASSETS.

On December 29, 2003, Archon Corporation (the “Company”) completed the purchase of the fee ownership of the Pioneer Hotel & Gambling Hall (the “Pioneer”) in Laughlin, Nevada from an affiliate of GE Capital (the “Seller”) pursuant to an early purchase option under its existing lease agreement dated December 29, 2000 (the “Lease”). In accordance with the Lease, the Company purchased certain property, including (i) the real property commonly known as 2200 South Casino Drive, located in Laughlin, Nevada, (ii) the casino building, the hotel rooms, together with the meeting rooms, restaurants and associated facilities, and (iii) building equipment and other similar additions and improvements located on the real property. A more detailed description of the transferred property is set forth in the Lease, which is attached as Exhibit 10.66 to the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2001 (the “Form 8-K”). The summary description of the Lease does not purport to be complete and is qualified in its entirety by reference to the text of such agreement filed as Exhibit 10.66 to the Form 8-K and incorporated herein by reference. A copy of the Company’s press release announcing the acquisition of the fee ownership of the Pioneer is attached hereto as Exhibit 99.01.

The purchase price for the property was approximately $36.0 million, approximately $15.5 million of which was paid in cash, approximately $2.5 million through a note from PDS Gaming that was due on December 29, 2003 and approximately $18.0 million from borrowed funds, whereby the Company assumed an $18.0 million note payable that is secured by the property. A copy of the Loan Agreement dated as December 15, 2003 is attached hereto as Exhibit 10.01.

The amount of consideration for the transaction was determined based upon arm’s length negotiations among the parties. Neither the Company nor any of its officers, directors or affiliates has any material relationship with the Seller.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits:

Exhibit No.	Description

10.01	Loan Agreement dated as of December 15, 2003 between Colonial Bank, the Company, as borrower, and Sahara Las Vegas Corp., as guarantor.

99.01	Press Release dated January 9, 2004, announcing the closing of the purchase of the Pioneer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Archon Corporation (Registrant)

Date: January 12, 2004	By:	/s/ CHARLES W. SANDEFUR
Charles W. Sandefur Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.01	Loan Agreement dated as of December 15, 2003 between Colonial Bank, the Company, as borrower, and Sahara Las Vegas Corp., as guarantor.

99.01	Press Release dated January 9, 2004, announcing the closing of the purchase of the Pioneer.